EIGHTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT, entered into as of the 31st day of December, 2014, amends and restates the Seventh Amended and Restated Agreement, dated as of the 8th day of December 2010, by and between KOPIN CORPORATION, a Delaware corporation with its principal place of business at 125 North Drive, Westborough, MA 01581 (the “Employer”), and John C. C. Fan, (the “Employee”), as first amended and restated as of May 1, 1995.
1.Freedom to Contract. The Employee represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and will not disclose to the Employer, or use for the Employer’s benefit, any trade secrets or confidential information now or hereafter in the Employee’s possession which is the property of any other party.
2.Employment. The Employer hereby employs the Employee, and the Employee hereby accepts his employment by the Employer, upon the terms and conditions set forth herein.
3.Effective Date and Term. This Agreement shall take effect as of January 1, 2015 (the “Effective Date”), and shall continue thereafter in full force and effect through December 31, 2017, unless terminated prior to such time in accordance with the provisions of this Agreement (the “Employment Term”).
4.Title and Duties; Extent of Services. The Employee shall promote the business and affairs of the Employer as President and Chief Executive Officer of the Employer, with responsibility for performing such duties consistent with such position as the Board of Directors may from time to time designate. As long as he is employed hereunder, the Employee shall also continue to serve, if nominated by the Nominating Committee of the Board of Directors and elected by the Shareholders, as a member of the Board of Directors of the Employer.
5.Termination Rights of the Parties. The employment of the Employee by the Employer under this Agreement may be terminated at any time by either the Employee or Employer upon 30 days’ prior written notice of such termination to the other.
6.Compensation. Employee shall continue to be paid a salary at an annual rate of Five Hundred Twenty-Five Thousand Dollars ($525,000) on the regularly scheduled pay dates for executives. Subject to Section 9, the Board of Directors, in its sole discretion, shall have the absolute right to determine the Employee’s salary and benefits for each subsequent fiscal year during the term hereof; provided that in no event shall such salary or such benefits be reduced during the Employment Term unless the Employer implements a substantially similar reduction for all senior executive employees of the Employer. The Employer agrees to diligently review and consider alternative means of providing the Employee with additional tax advantaged compensation.
7.Inventions and Proprietary Information.

7.1 Inventions. Employee shall inform the Employer using the established procedures promptly and fully of all     inventions, improvements, discoveries, know-how, designs, processes, formulae and techniques, and any related suggestions and ideas (hereinafter “Inventions”), whether patentable or not, which are solely or jointly conceived or made by Employee, during the period of Employee’s employment by the Employer, whether during or out of Employee’s usual hours of work. The Employer shall own all right, title and interest to those inventions (hereinafter “Employer Inventions”) which are: (a) within the scope of the Employer’s business, which includes areas in which research is being conducted and areas of technical or market investigation; and/or (b) related to work done for the Employer by Employee. Employee hereby assigns and agrees to assign to the Employer Employee’s entire right, title and interest in all Employer Inventions and any patents, design patents, and any other forms of intellectual property resulting therefrom. Employee shall protect the Employer’s right to patent Employee’s Employer Inventions by keeping written records, which are witnessed and dated, concerning dates of conception and reduction to practice, and Employee shall not publish information concerning Employer Inventions without prior approval from the Employer. Employee shall also, during and after Employee’s employment, execute such written instruments and render such other assistance as the Employer shall reasonably request to obtain and maintain patents, design patents, or other forms of protection on any Employer Inventions and to vest and confirm in the Employer its entire right, title and interest therein. In this regard, Employee shall be reimbursed by the Employer for actual expenses incurred and, if no longer an employee of the Employer, shall be reasonably compensated for assistance rendered.

7.2 Proprietary Information.
(a)Employee understands that as a consequence of Employee’s employment by the Employer, proprietary data and confidential information (both hereinafter referred to as “Information”) relating to the business of the Employer may be disclosed to Employee or developed by Employee which is not generally known in the Employer’s trade and which is of considerable value to the Employer. Such Information includes, without limitation, information about trade secrets, the Employer Inventions (as previously defined), patents, licenses, research projects, costs, profits, markets, sales, customer lists, plans for future development, and any other information of a similar nature to the extent not generally known in the trade. Employee acknowledges and agrees that Employee’s relationship to the Employer with respect to such Information shall be fiduciary in nature. Employee shall not make any use of any such Information except in the performance of Employee’s work for the Employer; Employee shall maintain such Information in confidence; and Employee shall not disclose to any person not employed by the Employer any such Information at any time either during or after Employee’s employment or use any such Information in connection with other employment, except as authorized, in writing, by a duly empowered officer of the Employer.
(b)Employee shall deliver promptly to the Employer on termination of Employee’s employment, or at any time the Employer so requests, all memoranda, notes, records, reports, manuals, drawings, blueprints, plans, customer lists, pricing and/or cost data, and all other property or materials belonging to the Employer, including all copies thereof, which Employee then possesses or has under Employee’s control.
(c)Employee covenants that there are no Inventions and/or patents within the scope of the Employer’s business in which Employee held an interest prior to the date of this Agreement and which are not subject to this Agreement.

7.3 Remedies. Employee recognizes that irreparable injury may result to the Employer, its business and property, in the event of a breach of any of the agreements, assurances and understandings contained herein. Employee further recognizes that in the event of such a breach, or the substantial likelihood that such a breach will occur, the Employer intends to take legal action, and to seek injunctive relief if available, in accordance with the language and spirit of this Agreement in order to protect fully its interests and property. For the period beginning with the consummation of a Change in Control, the Employer agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest, dispute or litigation by the Employee or others of the validity or enforcement of, or liability under, any provision of this Agreement unless the Employee is not the prevailing party in such contest, dispute or litigation in which event the Employee shall also repay any legal fees or expenses previously advanced by the Employer in the same connection.
8.Covenant Not to Compete.
(a)The Employee recognizes that the Employer is engaged in the development and sale of wearable hands-free voice and gesture controlled wireless computing and communication headsets in Massachusetts and throughout the United States and the world and in the development of liquid crystal electronic imaging devices and display products based thereon (collectively, the “Principal Business”). In the event of the termination of the Employee’s employment hereunder, voluntarily or involuntarily, and so long as the Employer is not in material breach of its obligations to the Employee hereunder, the Employee agrees that, for a period of twelve (12) months from the date of such termination, he will neither (i) engage in the Principal Business directly for himself, or in conjunction with or on behalf of any commercial entity, or (ii) work as an employee in the Principal Business for any commercial entity, where either (A) the Employee’s duties in the course of any such activities would be substantially similar to those he has performed for the Employer hereunder or (B) the Employee’s duties in the course of such activities would involve disclosure or use of any confidential or proprietary information relating to the business of the Employer which he may in any way acquire by reason of his employment by the Employer. The Employee’s obligation under this Section 8 shall extend to all geographical areas of the United States and the world in which the Employer, as set forth above, carries on business, either directly or indirectly, including, but not limited to, places where the Employer has a place of business, has employees or representatives, or has advertised or sold any products during the time period specified in this section.
(b)The Employee further agrees that for a period of twelve (12) months from the date of termination of his employment, he will not on behalf of himself or any commercial competitor of the Employer, compete for, or engage in the solicitation of, with respect to the Employer’s products or services, any commercial customer of the Employer, that he has, during the one year immediately preceding such termination, solicited or serviced on behalf of the Employer or that has been so solicited or serviced, during such period, by any person under the Employee’s supervision.
(c)The Employee further agrees that for a period of twelve (12) months after the date of termination of his employment, he will not, on behalf of himself or any other commercial competitor of the Employer, solicit or attempt to solicit for employment, recruit or hire any employee or independent contractors of the Employer (or any person who was an employee or independent contractor of the Employer during the six (6) month period prior to such activity by the Employee), or induce, attempt to induce or encourage any such person to terminate his or her association with the Employer.
(d)In the event of any violation of the foregoing provisions of this Section 8, the Employer shall be entitled, in addition to any other rights or remedies it may have, to injunctive relief, it being agreed that the damages which the Employer would sustain upon any such violation are difficult or impossible to ascertain in advance and that the Employee’s violations may cause irreparable harm to the Employer.
9.Post-Termination and Related Matters.
1.Termination by Employer without Cause; Resignation for Good Reason. If prior to the expiration of the Employment Term (i) the Employee is terminated by the Employer without Cause (as defined in Section 9.2(b) below) other than by reason of disability, (ii) the Employee dies, or (iii) the Employee resigns for Good Reason (as defined in Section 9.2(c)

below) within twelve (12) months following a Change in Control (as defined in Section 9.2(d) below) of the Employer, Employer shall pay the following amounts and provide the following benefits to the Employee:
(a)an amount equal to the sum of the Employee’s earned but unpaid base salary and pro-rated annual bonus through the date of Employee’s termination, which prorated annual bonus shall be calculated by reference to his then current year’s target annual bonus, the base salary portion of such amount shall be paid on the Employer’s next regularly scheduled pay date for executives following the Termination Date, and the bonus portion of such amount shall be paid within thirty (30) days following the Termination Date;
(b)$1,500,000, which amount will be paid to Employee in twenty-four (24) equal monthly installments during the two-year period following the Termination Date commencing with the next regularly scheduled pay date for executives following the Termination Date;
(c)an amount equal to the value of Employee’s accrued but unpaid vacation days, which amount shall be paid on the Employer’s next regularly scheduled pay date for executives following the Termination Date;
(d)$30,000 per year (commencing with the next regularly scheduled pay date for executives following the Termination Date) for ten (10) years following the Employee’s Termination Date to enable the Employee (or, in the event of the death of the Employee, his spouse) to purchase for himself and his spouse supplemental health insurance coverage (including Medicare Part B, Medicare Part D, and Medigap coverage) beyond the coverage that they may obtain from Medicare Part A; and
(e)immediately vest all options to purchase Employer Stock, all stock appreciation rights, all restricted stock awards, and any other compensatory equity awards, granted by the Employer to the Employee.
Any amounts payable under this Section 9.1 shall be subject to applicable tax withholding. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Employee pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Employer to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Employee's termination of employment also constitutes a “separation from service” from the Employer for purposes of Section 409A. In the event that the Employee is determined by the Employer to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Employer, then any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Employee during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Employee’s date of death, or (y) the first day of the seventh month following the Employee’s separation from service, together with interest on such delayed payments at the prime rate as published in the Eastern edition of The Wall Street Journal on the business day immediately preceding the Employee’s separation from service and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Employee constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.

2.Other.
(a)“Termination Date” shall mean the earlier of (i) the expiration of the Employment Term, or (ii) the date the Employee’s employment is terminated (x) by his death, then the date of his death, (y) by his long-term disability, then the date of his occurrence of his long-term disability, or (z) for any other reason (including the Employee’s resignation for Good Reason following a Change in Control), then the date on which such termination of employment is to be effective pursuant to the notice of termination to be given by the party terminating the relationship.
(b)“Cause” shall mean (i) willful misconduct in the performance of Employee’s duties and responsibilities, (ii) willful nonperformance of Employee’s duties and responsibilities, (iii) willful contravention of written instructions of the Board of Directors of the Employer, (iv) breach by Employee of a material term of this Agreement, (v) Employee’s breach of trust, duty of loyalty or fiduciary duty owed to the Employer, Employer’s Board of Directors or Employer’s shareholders, of (vi) Employee’s conviction of, or written admission or plea of nolo contendere to, a felony or crime of moral turpitude, or Employee’s imprisonment for any crime; provided, however, that such termination may not occur until thirty (30) days after Employer’s Board of Directors has given Employee a written notice specifying the ground(s) for such termination for Cause and an opportunity during such thirty (30) day notice period to have a hearing concerning such notice before the Board of Directors of the Employer, and then only if the Employee has failed to cure the Cause giving rise to such potential termination, if such Cause is curable. Any Cause that results in adverse publicity concerning the Employer or damage to the Employer’s business or reputation shall be deemed to be incurable.
(c)“Good Reason” shall mean the occurrence, without the Employee’s written consent, of any of the following events or circumstances:
(i)the assignment to the Employee of duties that are inconsistent in any material respect with the Employee’s position (including status, offices, titles, and reporting requirements), authority, or responsibilities, or any other action or omission by the Employer that results in a material diminution in such position, authority, or responsibility, including the failure to appoint Employee as the Chief Executive Officer of the combined or acquiring entity reporting to its Board of Directors following a Change in Control;
(ii)a reduction in the Employee’s base salary, other than as part of a similar reduction in base salary for all senior executive employees of the Employer but not to exceed 15% of the Employee’s base salary;
(iii)the failure by the Employer to (1) continue in effect any material compensation or benefit plan or program in which the Employee participates, or that is applicable to the Employee, unless an equitable arrangement providing substantially similar benefits in the aggregate (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (2) continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, in terms of the monetary value of benefits provided , or (3) award annual bonuses to the Employee in amounts and in a manner substantially consistent with the Employer’s past practice in light of the Employer’s financial performance;
(iv)a change by the Employer in the location at which the Employee performs the Employee’s principal duties for the Employer to a new location that is both: (1) further from the Employee’s principal residence, and (2) more than 50 miles from the location at which the Employee performed the Employee’s principal duties for the Employer;
(v)the failure of the Employer to obtain the agreement from any successor to the Employer to assume and agree to perform this Agreement, as required by Section 9.3;
(vi)any failure of the Employer to pay or provide to the Employee any portion of the Employee’s compensation or benefits within seven (7) days of the date such compensation or benefits are due, unless such failure to pay is inadvertent and is cured within thirty (30) days with interest at LIBOR plus 2%; or
(vii)any material breach by the Employer of this Agreement.
A termination by the Employee for Good Reason may not occur until thirty (30) days after the Employee has given the Board of Directors written notice specifying the ground(s) for such termination for Good Reason and an opportunity during such thirty (30) day notice period for the Board of Directors of the Employer to discuss such notice with the Employee, and then only if the Employer has failed to cure the event or circumstance (including compensation for any losses or damages resulting therefrom) giving rise to such Good Reason, if such Good Reason is curable.
(d)“Change in Control” shall mean:
(i)The acquisition by any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of the common stock of the Employer (“Stock”), or (2) the combined voting power of the then outstanding securities of the Employer ordinarily having the right to vote at elections of directors (“Outstanding Employer Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control under this Section 9(d)(i): (A) any acquisition directly from the Employer (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Employer or by any corporation controlled by the Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (1), (2) and (3) of paragraph (iii) of this Section 9(d) are satisfied; or
(ii)Individuals who, as of the date hereof or of the most recent renewal hereof, constitute the Board of Directors (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Employer to effect a transaction described in paragraphs (i) or (iii) of this Section 9(d)) subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote or resolution of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-1l of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
(iii)The consummation of the transactions contemplated by a resolution of the Board of Directors approving an agreement of consolidation of the Employer with or merger of the Employer into another corporation or business entity in each case, unless, following such consolidation, or merger, (1) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Employer Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Stock and Outstanding Employer Voting Securities, as the case may be, (2) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer or such corporation or other business entity resulting from such consolidation or merger) and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 50% or more of the Stock or Outstanding Employer Voting Securities, as the case may be, beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (3) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided, that any right to receive compensation pursuant to Section 9 above which shall vest by reason of the action of the Board of Directors pursuant to this paragraph (iii) shall be divested upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Employer or (B) its abandonment by either party thereto in accordance with its terms; or
(iv)The consummation of the transactions contemplated by the adoption by the requisite majority of the whole Board of Directors, or by the holders of such majority of stock of the Employer as is required by law or by the Certificate of incorporation or By-Laws of the Employer as then in effect, of a resolution or consent authorizing (1) the dissolution of the Employer or (2) the sale or other disposition of all or substantially all of the assets of the Employer, other than to a corporation or other business entity with respect to which, following the such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other entity to vote generally in the election of its directors (or other persons have the general power to direct its affairs) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Stock and/or Outstanding Employer Voting Securities, as the case may be, (B) no Person (excluding the Employer and any employee benefit plan (or related trust) of the Employer or such corporation or other business entity) and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Stock and/or Outstanding Employer Voting Securities, as the case may be, beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct its affairs), and (C) at least a majority of the members of the board of directors or group of persons having the general power to direct the affairs of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement of action of the Board of Directors providing for such sale or other disposition of assets of the Employer; provided, that any right to receive compensation pursuant to Section 9 above which shall vest by reason of the action of the Board of Directors or the stockholders pursuant to this subsection shall be divested upon the abandonment by the Employer of such dissolution, or such sale of or other disposition of assets, as the case may be.
3.Successor. The failure of any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer to assume this Agreement or to perform the Employer’s obligations under this Agreement shall, at the election of the Employee, be deemed to constitute a termination of the Employee by the Employer without Cause.
4.Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Employer or otherwise.
5.Indemnification. To the maximum extent permitted under Delaware law as from time to time in effect, the Employer shall indemnify the Employee and hold him harmless from, against, and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, excise taxes, judgments, claims, losses, costs, expenses, obligations, and liabilities arising from or relating to the performance of the Employee’s duties and responsibilities under this Agreement. To the maximum extent permitted under Delaware law, the Company shall advance all expenses incurred by or on behalf of the Employee in connection with any proceeding arising in connection with the Employer’s obligations under this Section 9.5 within thirty (30) days after the receipt by the Company of a statement or statements from the Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Employee and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Employee to repay any expenses advanced if it shall ultimately be determined that the Employee is not entitled to be indemnified against such expenses.
6.D&O Coverage. For so long as, and only for so long as, the Employer continues to maintain directors’ and officers’ liability insurance, the Employer shall maintain a policy covering the Employee in the amount of $5,000,000 in the aggregate, or such greater amount of coverage as may be provided by the Employer to directors and officers generally after the Effective Date. The Employer will also use commercially reasonable efforts to obtain coverage for Employee under any such policy for six (6) years after Employee ceases being an officer or director.
7.Employer’s Obligations Upon Non-Renewal. If the parties do not extend or renew this Agreement upon the expiration of the Employment Term on terms that are, in the aggregate, comparable to the terms of this Agreement, then the Employer shall pay to the Employee the amounts and provide the benefits (including vesting of equity awards) described in Section 9.1 of this Agreement as if the Employee had been terminated by the Employer without Cause. The obligations and rights of the parties to this Agreement under Sections 7 through 10 of this Agreement shall survive the expiration of this Agreement.
10.Provisions of General Application.
1.Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts.
2.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.
3.Other Agreements. This Agreement represents the entire understanding and agreement between the parties as to the subject matter hereof. No prior, concurrent or subsequent agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement, unless this Agreement is specifically identified in and made subject to such other written agreement.
4.Amendment. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties hereto.
5.Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligation hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver or rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.
6.Headings. The headings of sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning of any of its provisions.
7.Severability. If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provision, or the invalid portion thereof, had not been a part hereof.
8.Notices and Other Communications. All notices and other communications required hereunder shall be effective if in writing and if delivered or sent by certified or registered mail, return receipt requested (a) if to the Employee, at his residence address first set forth above, with a copy to Arthur S. Meyers, Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, and (b) if to the Employer, at 125 North Drive, Westborough, MA 01581, Attention: Chief Financial Officer, with a copy to John J. Concannon, III, Esq., Morgan, Lewis & Bockius, LLP, One Federal Street, Boston, MA 02110, or to such other persons or addresses as the parties hereto may specify by a written notice to the other from time to time.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer, by its duly authorized officer, and by the Employee, as of the date first above written.

Date: December 31, 2014

Employer:		Employee:
KOPIN CORPORATION	By:	/S/ JOHN C.C. FAN
Morton Collins		John C.C Fan
Chief Executive Officer